Exhibit 10.32

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE JOHNS HOPKINS UNIVERSITY

&

CAPRICOR, INC.

________________________

JHU Ref: DM – 4562

LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, MD 21218-2695 (“JHU”) and CAPRICOR, INC., a Delaware corporation having an address at 2415 Old Bosley Road, Lutherville, MD 21093 (“Company”), with respect to the following:

RECITALS

WHEREAS, valuable inventions as identified by name and JHU reference numbers on Exhibit A attached hereto and incorporated herein by this reference were developed during the course of research conducted by those individuals who are identified on Exhibit A hereto as inventors by having their respective names underlined thereon (all hereinafter, "Inventors"); and

WHEREAS, JHU has acquired through assignment all right, title, and interest, with the exception of certain retained rights by the United States government, in said valuable inventions; and

WHEREAS, as a center for research and education, JHU is interested in licensing PATENT RIGHTS (hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new methods, but is without capacity to commercially develop, manufacture, and distribute any such products or methods; and

WHEREAS, Company desires to obtain exclusive rights under the PATENT RIGHTS in order to commercially develop, manufacture, use, and distribute such products and processes throughout the world;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

All references to particular Exhibits, Articles, or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1 “AFFILIATED COMPANY” as used herein in either singular or plural shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with Company. For purposes of this Paragraph 1.1, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the voting stock or other ownership interest of such entity.

1.2 “EFFECTIVE DATE” of this License Agreement shall mean the date the last party hereto has executed this Agreement.

1.3 “EXCLUSIVE LICENSE” shall mean a grant by JHU to Company of its entire right and interest in the PATENT RIGHTS throughout the world, subject (if and to the extent any NIH funds were used for the licensed invention) to rights retained by the United States government in accordance with the Bayh-Dole Act of 1980 (established by P.L. 96-517 and amended by P.L. 98-620, codified at 35 USC § 200 et. seq. and implemented according to 37 CFR Part 401), and subject to the retained right of JHU to make, have made, provide, and use for its and The Johns Hopkins Health Systems' nonprofit academic research purposes, LICENSED PRODUCT(S) and LICENSED SERVICE(S), including the ability to distribute any biological material covered by the PATENT RIGHTS to non-commercial entities for nonprofit academic research use as is customary in the scientific community; provided, however, that any transfer of such biological material may only be made with advance notice to the Company and pursuant to the Materials Transfer Agreement attached hereto as Exhibit B.

1.4 “FINANCING MILESTONE” shall mean Company’s raise of $1,000,000 (One Million Dollars) or more in equity and/or convertible debt.

1.5 “FIRST COMMERCIAL SALE” shall mean the first sale of a LICENSED PRODUCT or a LICENSED SERVICE by Company, an AFFILIATED COMPANY or a SUBLICENSEE for consideration in an arm’s-length transaction following recipient from the appropriate government agency of marketing approval for such LICENSED PRODUCT or such LICENSED SERVICE.

1.6 “KNOW-HOW” shall mean (a) biological materials in JHU’s possession that were developed by Inventors of PATENT RIGHTS and which are disclosed in PATENT RIGHTS, and any portions, progeny, or unmodified derivatives thereof and (b) any other tangible know-how in JHU’s possession that may be necessary or useful for the effective exercise of the PATENT RIGHTS in the LICENSED FIELD.

1.7 “LICENSED FIELD” shall mean any and all commercial and research fields.

1.8 “LICENSED PRODUCT(S)” as used herein in either singular or plural shall mean any material, composition, drug, or other product, the manufacture, use, or sale of which by Company, an AFFILIATED COMPANY, or a SUBLICENSEE would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.9 “LICENSED SERVICE(S)” as used herein in either singular or plural shall mean the performance on behalf of a third party by Company, an AFFILIATED COMPANY or a SUBLICENSEE of any method, including any drug discovery or screening, or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of PATENT RIGHTS (infringement shall include, but not be limited to, direct, contributory, or inducement to infringe).

1.10 “NET SALES” shall mean gross sales revenues and fees billed by Company, AFFILIATED COMPANIES, and SUBLICENSEE(S) from the sale of LICENSED PRODUCT(S) less (a) trade discounts allowed; (b) amounts repaid or credited by reason of refunds, returns, and recalls; (c) outbound transportation and delivery charges (including insurance premiums related thereto), if separately included in the invoiced amount; (d) government-mandated retroactive price reductions; (e) amounts allowed for bad debt; and (f) sales taxes, tariff duties, and other government charges (other than income taxes) related to the manufacture, use, transportation, or sale of LICENSED PRODUCT(S).

In the event that Company, AFFILIATED COMPANIES, and SUBLICENSEE(S) sell LICENSED PRODUCT(S) in combination with other active ingredients or substances or as part of a kit containing other component(s) (including, but not limited to, devices for delivery), and such other ingredients, substances or components, if manufactured, used or sold by an unlicensed party would not constitute an infringement of PATENT RIGHTS (collectively “Other Components”), then Net Sales for purposes of royalty payments shall be calculated using one of the following methods: (x) if all LICENSED PRODUCT(S) and Other Components contained in the combination are available separately, then NET SALES shall be calculated by multiplying the NET SALES of the combination by the fraction A/A+B, where A is the invoice price of all LICENSED PRODUCT(S) in the combination and B is the invoice price of all Other Components in the combination; (y) if the combination includes Other Components which are not sold separately (but all LICENSED PRODUCT(S) contained in the combination are available separately), then NET SALES shall be calculated by multiplying the NET SALES of the combination by the fraction A/C, where A is defined above and C is the invoice price of the combination; and (z) if the LICENSED PRODUCT(S) and the Other Components in the combination are not sold or available separately, then NET SALES for purposes of determining royalties on the combination shall be calculated by multiplying NET SALES of the combination by the fraction D/D+E, where D is the fully burdened manufacturing cost of LICENSED PRODUCT(S) at the point of assembly into the combination and E is the fully burdened manufacturing cost of the Other Components included in the combination at such point.

In the event any LICENSED PRODUCT(S) shall be sold by Company to an AFFILIATED COMPANY or among AFFILIATED COMPANIES for subsequent resale to an unaffiliated third party, then the royalty due hereunder shall be based upon the greater of: (a) NET SALES received by Company from the AFFILIATED COMPANY and (b) NET SALES received by the AFFILIATED COMPANY from the purchaser of such LICENSED PRODUCT(S).

In the event that consideration in lieu of money is received by Company, AFFILIATED COMPANIES, or SUBLICENSEE(S) from the sale of LICENSED PRODUCT(S) in an arms-length transaction, the fair market value of such consideration shall be included in the determination of NET SALES for such sale. Such fair market value shall be determined by the Company, AFFILIATED COMPANY or SUBLICENSEE, as applicable, in good faith.

1.11 “NET SERVICE REVENUES” shall mean gross service revenues and fees billed by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) for the performance of LICENSED SERVICE(S) less (a) amounts allowed for bad debt and (b) sales and/or use taxes and other government charges (other than income taxes) imposed upon and with specific reference to the LICENSED SERVICE(S). In the event that Company, AFFILIATED COMPANIES or SUBLICENSEE(S) sell a LICENSED SERVICE(S) in combination with other services, then NET SERVICE REVENUES for purposes of royalty payments shall be calculated by multiplying the NET SERVICE REVENUES of the combination by the fraction A/A+B, where A is the invoice price of all LICENSED SERVICE(S) and B is the invoice price of all other services in the combination.

1.12 “PATENT RIGHTS” shall mean the patents and patent applications set forth in Exhibit A attached hereto, together with any patents that issue on any of the patent applications set forth in Exhibit A, any reissues, reexaminations, renewals, extensions, divisions, and continuations of the foregoing, any foreign counterparts to any of the foregoing, and any other form of patent coverage (including, subject to the limitation below, continuations-in-part) claiming priority to any of the foregoing patents and patent applications. Continuations-in-part are included to the extent that the subject matter of such continuation-in-part application is described in and enabled by the disclosure of the initial JHU patent application.

1.13 “SUBLICENSEE” as used herein in either singular or plural shall mean any person or entity other than an AFFILIATED COMPANY to which Company has granted a sublicense under this Agreement.

ARTICLE 2

LICENSE GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, JHU hereby grants to Company an EXCLUSIVE LICENSE to make, have made, use, import, offer for sale, and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the United States and worldwide under the PATENT RIGHTS in the LICENSED FIELD. In order to facilitate Company’s development of LICENSED PRODUCTS and LICENSED SERVICES, JHU additionally grants Company a non-exclusive license to KNOW-HOW in the LICENSED FIELD. In furtherance of such license, JHU shall (a) reduce to writing and provide to Company, upon Company’s reasonable and occasional request, utilization procedures, best practices, protocols, and the like and (b) promptly provide Company, upon Company’s reasonable request, reasonable quantities of biological materials covered by the PATENT RIGHTS.

2.2 Sublicense. Company may sublicense others under this Agreement with prior notice to JHU, and shall provide a copy of each such sublicense agreement to JHU promptly after it is executed. For the avoidance of doubt, Company need not seek JHU’s consent prior to executing a sublicense agreement. Each sublicense shall be consistent with the terms of this Agreement.

2.3 Government Rights. Company acknowledges that the United States government has retained certain rights under the PATENT RIGHTS and that Company may be subject to certain laws and regulations applicable to the grant/contract award under which the associated inventions were made. Company shall comply with such laws and regulations to the extent applicable.

2.4 “Financing Milestone” Condition Precedent. The effectiveness of the grant under Article 2 of this Agreement is conditioned upon Company achieving the FINANCING MILESTONE on or before that day that is nine (9) months after the EFFECTIVE DATE (or upon any later date as Company and JHU may hereafter agree in writing). Upon Company’s achievement of the FINANCING MILESTONE, Company shall so inform JHU in writing and this Agreement shall be deemed to be effective as of the EFFECTIVE DATE. Prior to the achievement of the FINANCING MILESTONE, Articles 4, 8, 9, and 10 shall apply. In the event that the FINANCING MILESTONE is not achieved prior to the deadline stated in this Paragraph 2.4, this Agreement shall thereupon and thereafter be null and void except for any pre-termination obligations of Company under Paragraphs 3.8 and 4.1.

ARTICLE 3

FEES, ROYALTIES, & PAYMENTS

3.1 License Fee. Company shall pay to JHU, within thirty (30) days of the later of (a) the EFFECTIVE DATE of this Agreement and (b) Company achieving the FINANCING MILESTONE, the initial license fee set forth in Exhibit C. JHU will not submit an invoice for the license fee, which is nonrefundable and shall not be credited against royalties or other fees.

3.2 Annual Maintenance Fee. Company shall pay to JHU a nonrefundable, non-creditable annual maintenance fee as set forth in Exhibit C. This annual maintenance fee shall be due within thirty (30) days of each anniversary of the EFFECTIVE DATE beginning with the first anniversary.

3.3 Minimum Annual Royalties. Company shall pay to JHU minimum annual royalties in the amounts set forth in Exhibit C. These minimum annual royalties shall be due within thirty (30) days of each anniversary of the EFFECTIVE DATE beginning with the first anniversary. Any such minimum annual royalties shall be credited against running royalties due pursuant to Paragraph 3.4(a) during such anniversary year (i.e., running from anniversary date to anniversary date) and (b) against subsequent years; provided, however, in respect to applying such payments as credits against subsequent years, that such credit not reduce the amount otherwise payable to JHU in any royalty payment period by more than […***…] and with any amount unable to be credited by operation of the preceding clause being carried forward into each subsequent royalty payment period until the full credit has been realized.

3.4 Royalties. Company shall pay to JHU, on a country-by-country basis, a running royalty on NET SALES and NET SERVICE REVENUES at the rates set forth in Exhibit C. All non-US income taxes related to LICENSED PRODUCT(S) or LICENSED SERVICE(S) sold under this Agreement shall be paid by Company and shall not be deducted from royalty or other payments due to JHU. Only one royalty shall be due and payable for the manufacture, use, or sale of a LICENSED PRODUCT or LICENSED SERVICE, irrespective of the number of claims within the PATENT RIGHTS that would be infringed by the manufacture, use, or sale of such LICENSED PRODUCT or LICENSED SERVICE.

*Confidential Treatment Requested

3.5 Exclusions from Revenue. Neither of the following shall be included in NET SALES or NET SERVICE REVENUES: (a) the transfer of a LICENSED PRODUCT to an AFFILIATED COMPANY for sale by such AFFILIATED COMPANY in a transaction that will be royalty-bearing, and (b) the transfer of a LICENSED PRODUCT to, or provision of a LICENSED SERVICE for, a third party without consideration in connection with the development or testing of a LICENSED PRODUCT or LICENSED SERVICE. In addition, NET SALES and NET SERVICE REVENUES shall be reduced by […***…] in connection with the sale of a LICENSED PRODUCT or provision of a LICENSED SERVICE to or on behalf of the United States government in respect of any rights that may be retained by the United States government under the PATENT RIGHTS in the LICENSED FIELD.

3.6 Sublicense Consideration. Company shall pay to JHU the percentage of Sublicense Consideration as set forth in Exhibit C. For purposes of this Paragraph 3.6, the term “Sublicense Consideration” shall mean consideration of any kind received by the Company or AFFILIATED COMPANIES from SUBLICENSEE(S) in consideration for the grant of a sublicense under the PATENT RIGHTS, including up-front licensing fees, milestone payments, and any premium paid by the SUBLICENSEE(S) over Fair Market Value for stock of the Company or an AFFILIATED COMPANY in consideration for such sublicense, but excluding license maintenance fees, running royalties, funding for product development, research work, clinical studies and regulatory approvals performed by or for the Company or AFFILIATED COMPANIES or third parties pursuant to a specific agreement including a performance plan and commensurate budget, and equity investments at no more than Fair Market Value. The term "Fair Market Value" shall mean, for a publicly-traded security, the average closing price of that security (as reported by the securities exchange or market on which it is listed) during twenty (20) trading day period ending on the trading day prior to the announcement of its purchase by the SUBLICENSEE(S) or, for a security that is not publicly traded, the fair market value of such security as determined in good faith by the Board of Directors of the Company or AFFILIATED COMPANY that issued the shares.

3.7 Payment Reduction If Rights Non-Exclusive. If Company has a joint ownership interest in a particular PATENT RIGHT in the LICENSED FIELD or if JHU is not the assignee under the rights of all of the inventors of the invention(s) claimed in a particular PATENT RIGHT, then (a) all payments due to JHU pursuant to Paragraphs 3.2 through 3.6 hereof shall be reduced by […***…] and (b) Company shall be entitled to credit […***…] of all payments previously paid to JHU pursuant to Paragraphs 3.1 through 3.6 hereof (to the extent not already adjusted by operation of clause (a) above) against future payment obligations to JHU hereunder (as such obligations shall be adjusted by operation of clause (a) above).

3.8 Patent Cost Reimbursement. In addition to the provisions of Paragraph 4.1 below, notwithstanding the condition precedent set forth in Paragraph 2.4, Company will reimburse JHU for all reasonable, documented, out-of-pocket costs incurred up to and including the EFFECTIVE DATE of this Agreement in connection with the preparation, filing, prosecution, and maintenance of the PATENT RIGHTS in the LICENSED FIELD. Such reimbursement shall be made in three (3) equal annual installments, with the first such payment due within thirty (30) days of the EFFECTIVE DATE of this Agreement.

*Confidential Treatment Requested

3.9. Milestone Payments. Company shall pay JHU within one hundred twenty (120) days after the achievement of each of the milestones such payments as are set forth in Exhibit C.

3.10 Form of Payment. All payments under this Agreement shall be made in U.S. Dollars by the Company. Checks are to be made payable to “The Johns Hopkins University". Wire transfers may be made through:

Bank:

[…***…]

Wire info:

[…***…]

If needed for international wires:

[…***…]

Company shall be responsible for any and all costs associated with wire transfers.

3.11 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, at two (2) percentage points above the prime interest rate quoted by The Wall Street Journal (Eastern Edition) on the date said payment is due, the interest being compounded annually; provided however, that in no event shall said interest rate exceed the maximum applicable legal interest rate.

*Confidential Treatment Requested

ARTICLE 4

PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1 Prosecution & Maintenance. JHU shall prepare, file, prosecute, and maintain all patents and patent applications under the PATENT RIGHTS upon authorization of Company and Company shall be exclusively licensed thereunder. Title to all such patents and patent applications shall reside in JHU. JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHTS; provided, however, that JHU shall instruct patent counsel to cross-copy Company with copies of all documents (or drafts thereof) pertaining to the preparation, filing, prosecution, or maintenance of the PATENT RIGHTS so as to enable Company to have a meaningful opportunity to review and comment thereon. JHU will consider and incorporate reasonable comments received from Company. Company shall reimburse JHU, within forty-five (45) days of the receipt of an invoice from JHU, for all reasonable, documented, out-of-pocket costs incurred by JHU after the EFFECTIVE DATE in connection with the preparation, filing, prosecution, and maintenance of the PATENT RIGHTS in the LICENSED FIELD. Company will provide payment authorization to JHU at least one (1) month before an action is due, provided that Company has received timely notice of such action from JHU. Failure to provide authorization can be considered by JHU as a Company decision not to authorize an action. In any country where Company elects not to have a patent application filed or to pay expenses associated with preparing, filing, prosecuting, or maintaining a patent application or patent, JHU may prepare, file, prosecute, and/or maintain the patent application or patent at its own expense and for its own exclusive benefit and Company thereafter shall not be licensed under such patent or patent application in such country.

4.2 Notification. Each party will notify the other promptly in writing of any known or suspected third party infringement of any PATENT RIGHTS or if any action for a declaration of non-infringement or invalidity of PATENT RIGHTS is made by a third party, or if any allegation of infringement of third party patents is made against either party, an AFFILIATED COMPANY, or a SUBLICENSEE as a result of the manufacture, use or sale of a LICENSED PRODUCT or provision of a LICENSED SERVICE.

4.3 Infringement.

(a) Company shall have the first right to respond to any challenge or infringement of the PATENT RIGHTS at its own expense and shall at all times keep JHU informed as to the status thereof. Company may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards, or settlements resulting therefrom, subject to Paragraph 4.4. This right to sue for infringement shall not be used in an arbitrary or capricious manner. JHU agrees to be included as a party plaintiff in any such action and shall otherwise reasonably cooperate in any such action at Company's expense.

(b) If, within ninety (90) days of providing to or receiving from Company notice of third party infringement of the PATENT RIGHTS pursuant to the preceding paragraph, Company does not exercise its first right to initiate legal action or initiate discussions to avert legal action (by license or otherwise), then JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards, or settlements resulting therefrom; provided, however, that JHU shall give good faith consideration to the position of Company in declining to bring any action in the first instance.

4.4 Recovery. Any recovery of monetary damages by Company under Paragraph 4.3(a) shall be allocated to the parties in the following manner: (a) first, Company shall be reimbursed for all costs and expenses incurred by it in connection with such action; (b) any remaining compensatory damages shall be divided […***…].

4.5 Right to Sublicense Infringers. Company shall have the sole right, subject to the terms and conditions hereof, to sublicense any alleged infringer for future use of the PATENT RIGHTS in the LICENSED FIELD.

ARTICLE 5

OBLIGATIONS OF THE PARTIES

5.1 Reports. Company shall provide to JHU within thirty (30) days of the end of each calendar quarter after the FIRST COMMERCIAL SALE, a written report to JHU of the amount of LICENSED PRODUCT(S) sold, and LICENSED SERVICE(S) sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S), and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) thereof. Payment of any such royalties due shall accompany such report. The report of sales and royalties due shall be substantially in the format of the sales and royalty report form given in Exhibit D. Prior to the FIRST COMMERCIAL SALE, Company shall submit to JHU, on an annual basis, a full written report describing Company's, AFFILIATED COMPANIES’ or any SUBLICENSEE'S technical efforts towards meeting its obligations under the terms of this Agreement.

5.2 Records. Company shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 5.1, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 5.1. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. Company shall permit the inspection and copying of such records, files and books of account by JHU or its agents during regular business hours upon ten (10) business days' written notice to Company. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU, provided that if any such inspection shall reveal that an error has been made in the amount equal to ten percent (10%) or more of such payment, such costs shall be borne by Company. Company shall include in any agreement with its AFFILIATED COMPANIES or its SUBLICENSEE(S) which permits such party to make, use or sell the LICENSED PRODUCT(S) or provide LICENSED SERVICE(S), a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and records of LICENSED SERVICE(S) and other information as required in Paragraph 5.1 and permit JHU to inspect such records as required by this Paragraph.

*Confidential Treatment Requested

5.3 Diligence. Company shall exercise commercially reasonable and diligent efforts to develop and to introduce the LICENSED PRODUCT(S) and LICENSED SERVICE(S) into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgement; thereafter, until the expiration of the Agreement, Company shall endeavor to keep LICENSED PRODUCT(S) and LICENSED SERVICE(S) reasonably available to the public. Company shall also exercise commercially reasonable efforts to ensure that the PATENT RIGHTS can be commercialized as broadly and as speedily in the LICENSED FIELD as good scientific and business judgement would deem possible.

5.4 Patent Acknowledgement. Company agrees that all packaging containing individual LICENSED PRODUCT(S) sold by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws, or Company shall be responsible for any damages lost as a result of the failure to so mark.

ARTICLE 6

REPRESENTATIONS

6.1 Representations by JHU. JHU warrants that, to the best of its knowledge following due inquiry, it has all right, title, and interest in and to the PATENT RIGHTS with the exception of certain retained rights of the United States government. JHU warrants that it has not licensed or assigned any right or interest in or to the PATENT RIGHTS to a third party in the LICENSED FIELD, that it has the right to grant the rights and licenses granted hereunder and such rights have been validly granted, and that such grant does not require the consent of a third party. JHU does not warrant the validity of any patents or that practice under such patents or use of KNOW-HOW shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 6.1, COMPANYAGREES THAT THE PATENT RIGHTS AND KNOW-HOW ARE PROVIDED "AS IS", AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND LICENSED SERVICE(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT AND SERVICE LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT,

INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT AND SERVICE LICENSED UNDER THIS AGREEMENT. COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) OR LICENSED SERVICE(S) AS DEFINED IN THIS AGREEMENT.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification. JHU and the Inventors will have no legal liability exposure to third parties if JHU does not license the LICENSED PRODUCT(S) and LICENSED SERVICE(S), and any royalties JHU and the Inventors may receive is not adequate compensation for such legal liability exposure. Therefore, JHU requires Company to protect JHU and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JHU and Inventors. Furthermore, JHU and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATED COMPANIES or its SUBLICENSEE(S) or those operating for its account or third parties who purchase LICENSED PRODUCT(S) or LICENSED SERVICE(S) from any of the foregoing entities, develop, manufacture, market or practice the inventions of LICENSED PRODUCT(S) and LICENSED SERVICE(S). Therefore, Company, AFFILIATED COMPANY and SUBLICENSEE shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of PATENT RIGHTS, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit, except those which arise from any use of the PATENT RIGHTS or KNOW-HOW resulting from the use by JHU of the rights JHU has retained under this Agreement. JHU shall notify Company promptly of any claims and Company shall have the right to control the defense, settlement or compromise of any such claim, and Company shall have no obligation to an indemnified party hereunder for a claim that is settled or compromised without Company’s prior written consent and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property. Practice of the inventions covered by LICENSED PRODUCT(S) and LICENSED SERVICE(S), by an AFFILIATED COMPANY or an agent or a SUBLICENSEE(S) or a third party on behalf of or for the account of Company or by a third party who purchases LICENSED PRODUCT(S) and LICENSED SERVICE(S) from Company, shall be considered Company's practice of said inventions for purposes of this Paragraph. The obligation of Company to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an affiliate or sublicensee, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. If necessary, the parties will exchange information that they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly. Notwithstanding the foregoing, Company shall have the right to disclose confidential information of JHU to a third party that undertakes obligations of confidentiality and non-use with respect to such information at least as restrictive as Company’s obligations hereunder.

The obligations of this Paragraph shall also apply to AFFILIATED COMPANIES and/or SUBLICENSEE(S) provided such information by Company. JHU's, Company's, AFFILIATED COMPANIES, and SUBLICENSEE's obligations under this Paragraph shall extend until three (3) years after the termination of this Agreement.

8.2 Exceptions. The recipient's obligations under Paragraph 8.1 shall not extend to any part of the information:

a.	that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

b.	that can be demonstrated from written records to have been in the recipient's possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

c.	that becomes part of the public domain or publicly known by publication or otherwise by some means other than an unauthorized act by the recipient; or

d.	that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party; or

e.	that is required to be disclosed by law, government regulation or court order.

8.3 Right to Publish. JHU may publish manuscripts, abstracts or the like describing the PATENT RIGHTS, the inventions contained therein and KNOW-HOW, provided such publication is first submitted to Company for review, comment, and consideration of appropriate action. JHU shall submit such manuscripts, abstracts or the like to Company for review at least thirty (30) days prior to the date of submission for publication or submission of the abstract or oral disclosure. Company shall notify JHU within thirty (30) days of receipt of such submission whether it appears that any patent applications may need to be filed in connection with obtaining or maintaining the PATENT RIGHTS. Written publication or other disclosure by JHU shall be deferred to permit the filing of any necessary patent applications, provided said deferral shall in no event exceed ninety (90) days from the date of receipt by Company of said disclosure. Further, confidential information of Company as defined in Paragraph 8.1 shall not be included in any manuscript, abstract or the like without first obtaining written approval from Company, which consent may be withheld in Company’s sole discretion.

ARTICLE 9

TERM & TERMINATION

9.1 Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country, until the date of expiration of the last to expire patent included within PATENT RIGHTS in that country or if no patents issue then for a term of […***…] from the EFFECTIVE DATE of this Agreement.

9.2 Termination By Either Party.

(a) This Agreement may be terminated by either party, in the event that the other party (a) files a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, voluntarily has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its obligations hereunder, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefor, the party receiving such notice shall not have cured the failure or breach within thirty (30) days. In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

(b) All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, as amended (the “Code”), licenses of rights to "intellectual property" as defined under Section 101 of the Code. The parties agree that Company is a licensee of such rights under this Agreement and shall retain and may fully exercise all rights under the Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against JHU or its assignee under the Code, Company shall be entitled to (x) take control of the patent prosecution of the Patent Rights and (y) receive a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property. Such intellectual property and embodiments, if not already in Company's possession, shall be, within ten (10) days of the commencement of such proceeding, delivered to it upon JHU's receipt of a request therefore, unless JHU (or a trustee on behalf of JHU) elects to continue to perform all of its obligations under this Agreement. Nothing herein shall constitute Company's acquiescence or agreement that all or any portion of this Agreement is subject to rejection.

9.3 Termination by Company. Company may terminate this Agreement and the licenses granted herein, for any reason, upon giving JHU sixty (60) days written notice.

*Confidential Treatment Requested

9.4 Obligations and Duties upon Termination. If this Agreement is terminated pursuant to Paragraphs 9.2(a) or 9.3, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Upon termination, both parties shall cease any further use of the confidential information disclosed to the receiving party by the other party. Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such termination. Termination shall not affect JHU's right to recover unpaid royalties or fees or reimbursement for patent expenses incurred pursuant to Paragraph 4.1 prior to termination. Upon termination, Company shall submit a final royalty report to JHU and any royalty payments and unreimbursed patent expenses due JHU shall become immediately payable, and all tangible manifestations of KNOW-HOW shall be returned to the appropriate Inventors or destroyed. Furthermore, upon termination of this Agreement, all rights in and to the PATENT RIGHTS and KNOW-HOW shall revert immediately to JHU at no cost to JHU. Upon termination of this Agreement, any SUBLICENSEE(S) shall become a direct licensee of JHU, provided that JHU’s obligations to SUBLICENSEE(S) are no greater than JHU’s obligations to Company under this Agreement. Company shall provide written notice of such to each SUBLICENSEE(S) with a copy of such notice provided to JHU.

ARTICLE 10

MISCELLANEOUS

10.1 Use of Name. Company shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors of PATENT RIGHTS in any advertising, promotional or sales literature or fundraising documents without prior written consent from an authorized representative of JHU, except that Company may advise any other party that it is licensed by JHU under this Agreement. Company shall allow at least five (5) business days notice of any proposed public disclosure for JHU's review and comment or to provide written consent. Notwithstanding the foregoing, Company shall have the right to use the name of JHU without JHU’s prior written consent where such use is required by law, rule or regulation (e.g., federal and state securities laws). In addition, once JHU has consented to a particular disclosure, Company shall not be required to seek JHU’s consent to make the same disclosure in a subsequent document.

10.2 No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

10.3 Notice of Claim. Each party shall give the other party or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement.

10.4 Product Liability. Prior to initial human testing or first commercial sale of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) as the case may be in any particular country, Company shall establish and maintain, in each country in which Company, an AFFILIATED COMPANY or SUBLICENSEE(S) shall test or sell LICENSED PRODUCT(S) and LICENSED SERVICE(S), product liability or other appropriate insurance coverage in the minimum amount of […***…] per claim (with an industry reasonable “annual aggregate” dollar limit to be agreed upon by JHU and Company) and will annually present evidence to JHU that such coverage is being maintained. Upon JHU's request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained. JHU shall be listed as an additional insured in Company's said insurance policies. If such Product Liability insurance is underwritten on a ‘claims made’ basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement. If JHU and Company are unable to reach agreement as to the industry reasonable “annual aggregate” dollar limit, either JHU or Company may request arbitration. Upon such request, within fifteen (15) days thereafter, the parties shall agree upon a single arbitrator to review the matter, but if they cannot so agree, they shall each name an arbitrator, and the two arbitrators shall select a third arbitrator. One of the arbitrators shall be a member of the Association of University Technology Managers. The parties shall submit the issue to the arbitrators on written brief only, there shall be no formal hearing. Briefs shall be filed within thirty (30) days of selection of the arbitrator, or the panel, and shall include the party’s suggestion of the aggregate amount, and the basis therefore.

10.5 Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the Agreement shall be brought in the state or federal courts of Maryland.

10.6 Notice. All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail or sent by overnight courier, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to Company:	Capricor, Inc.
2415 Old Bosley Road
Lutherville, MD 21093
Attn: President

with a copy to:	Shapiro Sher Guinot & Sandler
36 S. Charles Street, Suite 2000

*Confidential Treatment Requested

Baltimore, MD 21201
Attn: […***…]

If to JHU:	Johns Hopkins Technology Transfer
100 North Charles Street, 5th Floor
Baltimore, MD 21201
Attn: […***…], Executive Director

10.7 Compliance with All Laws. In all activities undertaken pursuant to this Agreement, JHU and Company each covenant and agree that it will comply in all material respects with applicable Federal, state and local laws and statutes as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

10.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that either party shall be free to assign this Agreement in connection with a merger, consolidation, or sale of all or substantially all of its assets without the consent of the other. Any consents requested hereunder shall not be unreasonably withheld or delayed. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.9 No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

10.10 Entire Agreement; Amendment. Company and JHU acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits, constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement, or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

*Confidential Treatment Requested

10.11 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.12 Force Majeure. If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement.

10.13 Further Assurances. Each party shall, at any time and from time to time, upon the reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms, purposes and intent of this Agreement.

10.14 Survival. Articles 6, 7 and 8 and Paragraphs 3.10, 4.1, 9.4, 10.1, 10.3, 10.5, 10.6, 10.13 and 10.14 (and related definitions) shall survive the expiration or any termination of this Agreement.

10.15 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.16 Headings. Article and paragraph headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

10.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

[Signatures on Following Page.]

IN WITNESS WHEREOF, this Exclusive License Agreement shall take effect as of the EFFECTIVE DATE, when it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY		CAPRICOR, INC.

By:	/s/ Jill A. Tarzian Sorensen	By:	/s/ Eduardo Marbán
	Jill A. Tarzian Sorensen, J.D.		Eduardo Marbán, M.D.
	Executive Director, JHTT		President

June 21, 2006		June 22, 2006

[SEAL]

William E. Carlson
William E. Carlson, Esq.
Secretary

EXHIBIT A. PATENT RIGHTS.

EXHIBIT B. MATERIAL TRANSFER AGREEMENT.

EXHIBIT C. LICENSE FEE & ROYALITIES.

EXHIBIT D. SALES & ROYALTY REPORT FORM.

EXHIBIT A

PATENT RIGHTS

[…***…]

*Confidential Treatment Requested

EXHIBIT B

MATERIAL TRANSFER AGREEMENT

Johns Hopkins University School of Medicine

MATERIAL TRANSFER AGREEMENT

FOR NON-PROFIT RECIPIENTS

1. Parties to this Agreement

Providing Scientist:
Providing Organization:	Johns Hopkins University
Address:	Johns Hopkins Technology Transfer 100 North Charles Street, 5th Floor Baltimore, MD 21201

“PROVIDER” shall mean the Providing Organization through its employee, the Providing Scientist.

Recipient Scientist:
Recipient Organization:
Address:

“RECIPIENT” shall mean the Recipient Organization through its employee, the Recipient Scientist.

2. Material(s)

Material(s) provided:

“MATERIAL(S)” means the provided materials described above and any Progeny and Unmodified Derivatives thereof. Progeny is an unmodified descendant from the provided material, such as virus from virus, cell from cell, or organism from organism. Unmodified Derivatives are substances created by the RECIPIENT which constitute an unmodified functional subunit or product expressed by the provided material, such as subclones of unmodified cell lines, purified or fractionated subsets of the provided material, proteins expressed by DNA/RNA supplied by the PROVIDER, or monoclonal antibodies secreted by a hybridoma cell line. MATERIAL(S) shall not include: (a) Modifications, or (b) other substances created by the recipient through the use of the MATERIAL(S) which are not Modifications, Progeny, or Unmodified Derivatives. Modifications are materials made by the RECIPIENT which contain/incorporate the MATERIAL(S).

The MATERIAL(S), including, but not limited to, MATERIAL(S) contained or incorporated in Modifications, are the sole property of the PROVIDER and are made available as a service to the research community. RECIPIENT acknowledges that certain intellectual property rights claiming the MATERIAL(S) have been granted to Capricor, Inc. (“Capricor”), and that except as expressly provided in this Agreement, no rights are provided to RECIPIENT under any patents, patent applications, trade secrets or other proprietary rights of PROVIDER or Capricor.

3. Research

The RECIPIENT agrees that THE MATERIAL(S) SHALL NOT BE USED IN HUMAN SUBJECTS, IN CLINICAL RESEARCH, OR FOR DIAGNOSTIC PURPOSES INVOLVING HUMAN SUBJECTS. The PROVIDER agrees that the MATERIAL(S) were not obtained from human subjects.

The RECIPIENT agrees to use the MATERIAL(S) in compliance with all applicable statutes and regulations, including the Public Health Service and National Institutes of Health regulations and guidelines such as, for example, those relating to research involving the use of animals and/or recombinant DNA.

The RECIPIENT agrees that the MATERIAL(S) will be used solely for internal research purposes in the laboratory of the Recipient Scientist and under his/her direct supervision.

The RECIPIENT agrees that the MATERIAL(S) will not be used for any Commercial Purpose. Commercial Purpose shall mean the sale, lease, license, or other transfer of the MATERIAL(S) or Modifications to a for-profit organization. Commercial Purposes shall also include uses of the MATERIAL(S) or Modifications by any organization, including RECIPIENT, to perform contract research or other research sponsored by a for-profit entity, to screen compound libraries, to produce or manufacture products for general sale, or to conduct research activities that result in any sale, lease, license, or transfer of the MATERIAL(S) or Modifications to a for-profit organization.

The RECIPIENT agrees that the MATERIAL(S) and Modifications (except as set forth below) will not be transferred to any third party without the PROVIDER’s written consent. Nothing in this Agreement shall preclude the PROVIDER from transferring the MATERIAL(S) to other interested third parties for commercial or research purposes. The RECIPIENT shall have the right, without restriction, to distribute to third parties substances created by the RECIPIENT through the use of the MATERIAL(S) provided those substances are not Progeny or Unmodified Derivatives. The RECIPIENT may transfer Modifications to not-for-profit research institutions under a material transfer agreement containing terms substantially similar to those contained in this Agreement.

If RECIPIENT’s research with MATERIAL or Modifications results in a patentable invention (“Invention”), RECIPIENT agrees promptly to disclose the Invention to PROVIDER and Capricor on a confidential basis. Inventorship will be determined in accordance with United States patent law (whether or not patentable) and ownership shall follow inventorship. In the case of a joint invention between PROVIDER and RECIPIENT or among PROVIDER, RECIPIENT and Capricor (“Joint Invention”), the applicable parties agree to negotiate in good faith an exclusive license agreement for such Joint Invention with Capricor. If RECIPIENT decides not to pursue the further development of an Invention or Joint Invention hereunder, then PROVIDER or Capricor may elect to pursue the patenting or commercial development of said Invention or Joint Invention at its/their sole discretion. PROVIDER, RECIPIENT and Capricor shall each have the right to use such Inventions and Joint Inventions for internal research purposes without payment of any license fees or royalties. In addition, Capricor shall have an exclusive, first option to obtain an exclusive, worldwide, royalty-bearing commercial license for each Invention or Joint Invention conceived solely by RECIPIENT or jointly by PROVIDER and RECIPIENT, with such option to be valid for a period of six (6) months from the date on which Capricor received written notice of the disclosure of such Invention or joint Invention.

4. Publications

This Agreement shall not be interpreted to prevent or delay the publication of research findings resulting from the use of the MATERIAL(S). The Recipient Scientist agrees to provide appropriate acknowledgement of the source of the MATERIAL(S) in all publications resulting from the use of the MATERIAL(S). Recipient Scientist further agrees to furnish PROVIDER and Capricor with a copy of the manuscript or abstract disclosing such findings prior to submission thereof and not less than thirty (30) days prior to their publication or disclosure. PROVIDER and Capricor shall promptly provide RECIPIENT with any comments relating to said publication or presentation and RECIPIENT may proceed with said publication or presentation after taking due consideration of such comments. If no response is received from PROVIDER or Capricor within thirty (30) days of the date of the proposed publication or disclosure was received by PROVIDER and Capricor, respectively, it will be conclusively presumed that the publication or disclosure may proceed without delay. If PROVIDER or Capricor determines that the proposed publication or disclosure contains patentable subject matter that requires protection, then PROVIDER or Capricor may request the delay of the presentation or disclosure for a period of time not to exceed ninety (90) days for the purpose of allowing the pursuit of such patent protection. Patent applications shall be prepared, filed, prosecuted and maintained by the owner(s) of the subject intellectual property unless and until an alternative arrangement is mutually agreed upon by all of the owners of such intellectual property and Capricor.

5. Miscellaneous

The MATERIAL(S) are understood to be experimental in nature and may have hazardous properties. The PROVIDER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

Except to the extent prohibited by law, the RECIPIENT assumes all liability for damages which may arise from its use, storage or disposal of the MATERIAL(S). Neither PROVIDER (including, but not limited to, its directors, trustees, officers, employees, students, and agents, as applicable) nor Capricor will be liable to the RECIPIENT for any loss, claim or demand made by the RECIPIENT, or made against the RECIPIENT by any other party, due to or arising from the use of the MATERIAL by the RECIPIENT, except to the extent permitted by law when caused by the gross negligence or willful misconduct of the PROVIDER or Capricor.

Neither party shall use the name of the other or any contraction or derivative thereof or the name(s) of the other party's faculty members, employees, or students, as applicable, in any advertising, promotional, sales literature, or fundraising documents without prior written consent from the other party.

In the event that the MATERIAL(S) are not received by the RECIPIENT, this Agreement shall terminate ninety (90) days after the Effective Date and neither party shall have any further obligations or responsibilities under this Agreement. Otherwise, this Agreement will terminate one (1) year from the Effective Date. Notwithstanding the foregoing, those provisions which by their nature should survive such termination, shall survive such termination, provided however, that no obligations under this Agreement shall survive beyond five (5) years following the Effective Date. Promptly upon the one year termination date, RECIPIENT, unless otherwise instructed by PROVIDER, agrees to destroy the MATERIAL(S).

The parties to this Agreement, the RECIPIENT and the PROVIDER, hereby indicate their agreement to the terms of this Agreement by affixing the signature below of an appropriate representative or officer who is specifically authorized to execute documents of this type. The “Effective Date” of this Agreement shall be the date that the last party hereto signs this Agreement.

RECIPIENT ORGANIZATION	PROVIDING ORGANIZATION
By:	By:
Name:	Name:
Title:	Title:

The Recipient Scientist and Providing Scientist, by affixing their signatures below, acknowledge that they have read, understood, and agree to comply with the terms of this Agreement.

Recipient Scientist	Providing Scientist
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT C

LICENSE FEE & ROYALTIES

[…***…]

Development Milestone	Payment
Successful completion of a full Phase I clinical study […***…]	$100,000
[…***…]	[…***…]

*Confidential Treatment Requested

[…***…]
[…***…]	[…***…]
Full FDA market approval.	$1,000,000 (which shall be paid in four (4) equal, quarterly installments, the first being on such 120th day).

*Confidential Treatment Requested

EXHIBIT D

QUARTERLY SALES & ROYALTY REPORT

FOR LICENSE AGREEMENT BETWEEN CAPRICOR, INC. AND

THE JOHNS HOPKINS UNIVERSITY DATED

JUNE ____, 2006

FOR PERIOD OF ______________ TO ______________

TOTAL ROYALTIES DUE FOR THIS PERIOD $___________

PRODUCT ID	PRODUCT NAME	*JHU REFERENCE	1st COMMERCIAL SALE DATE	TOTAL NET SALES/SERVICES	ROYALTY RATE	AMOUNT DUE

* Please provide the JHU Reference Number or Patent Reference

This report format is to be used to report quarterly royalty statements to JHU. It should be placed on Company letterhead and accompany any royalty payments due for the reporting period. This report shall be submitted even if no sales are reported.

Page 26